EXHIBIT 99.1

May 24, 2007	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS ANNOUNCES RECORD RESULTS FOR FIRST QUARTER;
REAFFIRMS GUIDANCE FOR FISCAL 2007
THOMASVILLE, GA— Flowers Foods (NYSE: FLO) today reported sales of $609.9 million for its 16-week first quarter ended on April 21, 2007, an 8.2% increase over the $563.6 million reported for the first quarter last year. Net income of $28.5 million, or $.46 per diluted share, was reported, an increase of 24.3% compared to the $22.9 million, or $.37 per diluted share, reported for the first quarter of fiscal 2006. Income from continuing operations before cumulative effect of a change in accounting principle of $28.5 million, or $.46 per diluted share, was reported, an increase of 28% compared to the $22.3 million, or $.36 per diluted share, reported for the same period last year.
“Our team again executed well on our operating strategies and achieved record results in the quarter,” said George E. Deese, Flowers Foods’ chairman, CEO, and president. “During the quarter, we started production on our new bread line in Newton, North Carolina, continued our sales growth in new geographic markets, and offset our higher costs through pricing actions we took in 2006.”
Details of First Quarter
The sales increase of 8.2% in the first quarter resulted from favorable pricing of 6.4%, positive mix shifts of 1.4%, and a 0.4% increase in unit volume. During the quarter, Bakeries Group sales grew at 8.8% due to favorable pricing of 6.6% and a unit volume increase of 2.6%, offset by a slightly unfavorable product mix shift. In the first quarter, Derst Baking Company, acquired in February 2006, contributed incremental sales of $7.2 million, which is reflected in the Bakeries Group unit volume increase. Specialty Group sales increased 6.1%, driven by favorable pricing of 6.3% and positive mix shifts of 3.8%. These increases were negatively impacted by a decline in unit volume of 4.0%, primarily due to a decrease in store brand snack cake.
Gross margin as a percentage of sales for the first quarter of fiscal 2007 decreased to 49.7% compared to 50.4% in the first quarter of 2006. Increases in production costs, primarily double-digit increases in flour, gluten, and sweeteners, were partially offset by pricing gains.

Selling, marketing and administrative costs as a percentage of sales for the first quarter were 39.0% compared to 40.9% in the prior year’s first quarter. The improvement as a percent of sales for the quarter was due primarily to increased sales and lower distribution costs. The company continues to see the benefit of its ongoing distribution rationalization and efficiency gains from the consolidation of snack distribution in the first quarter of fiscal 2006.
Depreciation and amortization expenses for the quarter increased 6.9%, remaining relatively stable as a percentage of sales. Net interest income for the first quarter was higher than the prior year first quarter due to higher interest income from independent distributor notes receivable. The effective tax rate for continuing operations for the first quarter was 35.2%. The company still expects a full year tax rate of approximately 36%.
Net cash provided by operating activities remained strong at $49.4 million for the first quarter. There were no stock purchases under the company’s stock repurchase plan during the first quarter. Since the inception of the plan, the company has acquired 11.8 million shares of its common stock for $247.1 million, an average of $21.02 per share. The plan authorizes the company to repurchase up to 15.3 million shares of common stock.
Guidance for Fiscal 2007
The company confirms its prior fiscal 2007 guidance, expecting sales, excluding any future acquisitions, to be $1.983 billion to $2.040 billion, an increase of 5% to 8%. The company anticipates net income from continuing operations of 4.0% to 4.4% of sales, or $81.0 million to $87.0 million, as compared to $74.9 million in fiscal 2006. Assuming diluted weighted average shares outstanding of 61.0 million, earnings per share from continuing operations are expected to be $1.33 to $1.43, an increase of 9.9% to 18.2% over the $1.21 reported for fiscal 2006. Deese said the confirmation of the company’s previous guidance takes into account expected commodity cost increases over the remainder of fiscal 2007.
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Conference Call
Flowers Foods will broadcast its quarterly conference call over the Internet at 8:30 a.m. (Eastern) May 24, 2007. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the web cast link on the home page. The call also will be archived on the company’s website.

Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 36 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, Blue Bird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta J. Turner, Senior VP/Corporate Relations, (229) 227-2348
Media Contact: Mary A. Krier, VP of Communications, (229) 227-2333

Flowers Foods

Consolidated Statement of Income
 (000’s omitted, except per share data)

	For the 16-Week	For the 16-Week
	Period Ended	Period Ended
	April 21, 2007	April 22, 2006
Sales	$609,947	$563,613
Materials, supplies, labor and other production costs	306,952	279,335
Selling, marketing and administrative expenses	237,963	230,779
Depreciation and amortization	20,117	18,826
Gain on insurance recovery	0	(654)

Income from continuing operations before interest, income taxes, minority interest and cumulative effect of a change in accounting principle (EBIT)	44,915	35,327
Interest income, net	1,933	1,521

Income from continuing operations before income taxes, minority interest and cumulative effect of a change in accounting principle (EBT)	46,848	36,848
Income tax expense	16,500	13,769

Income from continuing operations before minority interest and cumulative effect of a change in accounting principle	30,348	23,079
Minority interest in variable interest entity	(1,855)	(819)

Income from continuing operations before cumulative effect of a change in accounting principle	28,493	22,260
Income from discontinued operations, net of tax	0	1,222

Income before cumulative effect of a change in accounting principle	28,493	23,482
Cumulative effect of a change in accounting principle, net of tax	0	(568)

Net income	$28,493	$22,914

Per share amounts:
Income from continuing operations before cumulative effect of a change in accounting principle	$0.46	$0.36
Income from discontinued operations	0.00	0.02
Cumulative effect of a change in accounting principle	0.00	(0.01)

Net income	$0.46	$0.37

Diluted weighted average shares outstanding	61,306	62,026

Flowers Foods
Segment Reporting

(000’s omitted)

	For the 16-Week	For the 16-Week
	Period Ended	Period Ended
	April 21, 2007	April 22, 2006
Sales:
Flowers Bakeries Group	$489,012	$449,615
Flowers Specialty Group	120,935	113,998

	$609,947	$563,613

EBITDA from Continuing Operations Before Cumulative Effect of a Change in Accounting Principle:
Flowers Bakeries Group	$61,324	$53,763
Flowers Specialty Group	12,099	9,018
Flowers Foods	(8,391)	(8,628)

	$65,032	$54,153

Depreciation and Amortization:
Flowers Bakeries Group	$16,207	$14,878
Flowers Specialty Group	3,968	4,040
Flowers Foods	(58)	(92)

	$20,117	$18,826

EBIT from Continuing Operations Before Cumulative Effect of a Change in Accounting Principle:
Flowers Bakeries Group	$45,117	$38,885
Flowers Specialty Group	8,131	4,978
Flowers Foods	(8,333)	(8,536)

	$44,915	$35,327

Flowers Foods

Condensed Consolidated Balance Sheet
 (000’s omitted)

April 21, 2007
Assets
Cash and Cash Equivalents	$14,957
Other Current Assets	233,593
Property, Plant & Equipment, net	457,444
Distributor Notes Receivable (includes $10,084 current portion)	89,365
Other Assets	32,734
Cost in Excess of Net Tangible Assets, net	98,938

Total Assets	$927,031

Liabilities and Stockholders’ Equity
Current Liabilities	$180,293
Bank Debt	29,000
Other Debt and Capital Leases (includes $7,084 current portion)	31,153
Other Liabilities	81,452
Minority Interest in Variable Interest Entity	7,294
Common Stockholders’ Equity	597,839

Total Liabilities and Stockholders’ Equity	$927,031

Flowers Foods

Condensed Consolidated Statement of Cash Flows
 (000’s omitted)

For the 16-Week
Period Ended
April 21, 2007
Cash flows from operating activities:
Net income	$28,493
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	20,117
Minority interest in variable interest entity	1,855
Stock compensation	6,573
Changes in assets and liabilities	(7,682)

Net cash provided by operating activities	49,356

Cash flows from investing activities:
Purchase of property, plant and equipment	(14,173)
Other	(3,721)

Net cash disbursed for investing activities	(17,894)

Cash flows from financing activities:
Dividends paid	(7,562)
Stock options exercised	3,015
Income tax benefit related to stock awards	1,655
Decrease in book overdraft	(1,148)
Proceeds from debt borrowings	75,500
Debt and capital lease obligation payments	(101,879)

Net cash disbursed for financing activities	(30,419)

Net increase in cash and cash equivalents	1,043
Cash and cash equivalents at beginning of period	13,914

Cash and cash equivalents at end of period	$14,957